EXHIBIT 12

                        ITT CORPORATION AND SUBSIDIARIES
             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                               Dollars in millions

                                                      Years Ended December 31,
                                                    ----------------------------
                                                    1996  1995  1994  1993  1992
                                                    ----  ----  ----  ----  ----
Earnings:
Income from continuing operations ................  $249  $147  $ 74  $ 39  $  2
Add:
  Adjustment for distributions in excess
    of equity earnings and losses (a) ............     8     8    16    13    21

  Provision for income taxes .....................   210   114    58    63     4

  Minority equity in net income ..................    40    21    12    17    15

  Amortization of interest capitalized ...........     4     3     3     3     4
                                                    ----  ----  ----  ----  ----
                                                     511   293   163   135    46
                                                    ----  ----  ----  ----  ----
Fixed Charges:
  Interest and other financial charges ...........   294   345   132    30    41
  Interest factor attributable to rentals (b) ....    25    26    25    29    29
                                                    ----  ----  ----  ----  ----
                                                     319   371   157    59    70
                                                    ----  ----  ----  ----  ----

Earnings, as adjusted, from continuing operations   $830  $664  $320  $194  $116
                                                    ====  ====  ====  ====  ====
Fixed Charges:
  Fixed charges above ............................  $319  $371  $157  $ 59  $ 70
  Interest capitalized ...........................    13     7     5     1     8
                                                    ----  ----  ----  ----  ----
  Total fixed charges ............................  $332  $378  $162  $ 60  $ 78
                                                    ====  ====  ====  ====  ====
Ratio:

  Earnings, as adjusted, from continuing
     operations to fixed charges .................  2.50  1.76  1.98  3.23  1.49
                                                    ====  ====  ====  ====  ====

Notes:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals consists of one third of rental charges, which is deemed by ITT to be representative of the interest factor inherent in rents.